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info@genta.com	Richard Lewis Communications, Inc.
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GENTA ANNOUNCES COMMON STOCK OFFERING OF APPROXIMATELY $40.8 MILLION

BERKELEY HEIGHTS, NJ – March 7, 2006– Genta Incorporated (NASDAQ: GNTA) announced that the Company has entered into a definitive agreement with institutional investors to sell approximately 19 million shares of common stock through a "registered direct offering" for gross proceeds totaling approximately $40.8 million, before fees and expenses. The closing is expected to take place on March 10, 2006, subject to the satisfaction of customary closing conditions. The shares are being sold pursuant to the Company's registration statement on Form S-3 declared effective by the Securities and Exchange Commission on May 11, 2004 and prospectus supplement dated March 6, 2006

Cowen & Co., LLC served as lead placement agent and Rodman & Renshaw, LLC served as co-placement agent for the offering.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. The Company has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004 and other filings with the Securities and Exchange Commission, including the prospectus supplement dated March 6, 2006.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Cowen & Co., LLC at 1221 Avenue of the Americas, 14th Floor, New York, New York 10020, fax # 1-646-562-1269.

SOURCE: Genta Incorporated